Exhibit 99.1

Baylake Corp. Announces Second Quarter, First Half 2015 Financial Results

STURGEON BAY, WI., July 16, 2015--Baylake Corp. (the “Company”), (NASDAQ:BYLK) today reported net income of $2.4 million, or $0.25 per diluted share, for the quarter ending June 30, 2015, compared with $2.2 million, or $0.24 per diluted share, for the same quarter, last year.  Net income for the first half of 2015 was $4.6 million, or $0.49 per diluted share, compared with $4.2 million or $0.47 per diluted share, for the same period in 2014.  The Company is the holding company for Baylake Bank (the "Bank"), which provides full service banking and financial services from 20 locations in northeast Wisconsin.

SECOND QUARTER HIGHLIGHTS

•

Improved earnings.  Both net interest income and net income after-tax increased for the second quarter and first six months of 2015 compared to the same periods in 2014.  The second quarter of 2015 included several one-time income and expense items.  Interest income includes non-recurring prepayment penalty income associated with both the loan and investment portfolios.  One-time expense items included $0.1 million after-tax of legal and accounting costs related to the pending acquisition of NEW Bancshares, Inc. (“NEW”) and a $0.2 million after-tax, make-whole payment to the other member of United Financial Services, LLC, (“UFS”), a data processing company in which the Bank indirectly owns a 49.8% membership interest. This payment was pursuant to a Make-Whole Agreement between the Bank and the other member and related to the Bank’s pro rata share of the tax liability resulting from a reorganization transaction involving UFS that occurred in the fourth quarter of 2014, but was not finally settled until the second quarter of 2015.

•

Increased return on average assets.  Return on average assets (“ROAA”) for the quarter ending June 30, 2015 increased to 0.98% from 0.88% for the same period in 2014.

•

Strong loan growth. Total loans increased 8.9% on a year-over-year basis and 2.0% (not annualized) on a sequential quarter basis.  Second quarter loan growth was broadly distributed across commercial (both syndicated and other), commercial real estate and tax exempt loans.

•

Expanded net interest margin. Net interest margin was 3.77% for the quarter ending June 30, 2015 compared to 3.63% for the same quarter in 2014, and 3.66% for the first quarter of 2015.

•

Asset quality improved. Non-performing assets declined to $8.8 million at June 30, 2015 compared to $9.4 million at December 31, 2014 and $12.1 million at June 30, 2014.

•

Previously announced acquisition. On May 8, 2015, the Company announced that it had entered into a definitive agreement to purchase NEW in a cash and stock transaction.  NEW had approximately $87.6 million in total assets, $47.9 million in loans and $77.4 million in deposits at March 31, 2015.

•

Operating expenses remained well-controlled. Excluding the make-whole tax payment related to the UFS reorganization transaction mentioned previously, the efficiency ratio (non-GAAP) improved to 65.04% at June 30, 2015, compared to 68.72% at June 30, 2014.

“The second quarter was highlighted by high-quality, consistent performance,” stated Robert J. Cera, President and CEO.  “Despite the persistent challenging interest rate environment, we remain focused on growing loans and maintaining our net interest margin. The investments made in prior quarters to build out our commercial banking, treasury management and wealth management teams, as well as expand our Baylake Bank franchise in Green Bay and Appleton, Wisconsin, are gaining traction and contributing to a broad range of organic loan and fee income growth across all business lines.  We are very excited about the upcoming acquisition of NEW and continue to be committed to our goal of disciplined growth.”

Income Statement Summary

The Company’s performance resulted in a ROAA of 0.98% and 0.94% for the second quarter and first six months of 2015, respectively.  The return on average equity (“ROAE”) was 8.8% and 8.6% for the same periods, respectively.

Total interest income for the three months ended June 30, 2015 was $8.8 million, which was relatively unchanged compared with the three months ended June 30, 2014, but increased from $8.6 million for the three months ending March 31, 2015.  Total interest expense declined to $0.7 million for the second quarter of 2015, compared to $1.0 million for the second quarter of 2014 and $0.7 million for the three months ending March 31, 2015.  Net interest income before the loan loss provision increased to $8.2 million for the second quarter of 2015, compared to $7.9 million for the second quarter of 2014 and $8.0 million for the first quarter of 2015.

The net interest margin for the second quarter of 2015 was 3.77%, compared with 3.63% for the second quarter of 2014 and 3.66% for the first quarter of 2015.  The net interest margin improvement was impacted by several factors during the quarter.  Declining loan yields were supported by prepayment penalties and recognition in income of commercial loan syndicated origination fees during the second quarter of fiscal 2015.  Yields realized from the investment portfolio increased during the quarter to 3.17% for the three months ending June 30, 2015, compared to 2.77% for same period in 2014 due to receipt of prepayment income relating to the collateral underlying a mortgage backed security that was paid off early.  Lastly, the Company’s total cost of interest bearing liabilities was 0.39% for the quarter ending June 30, 2015, compared to 0.51% for the same period a year earlier.  As of June 30, 2015, the average loan-to-deposit ratio was 90.68%, compared to 88.05% a year earlier, reflecting the Company’s continuing focus on balance sheet efficiency.

There was no loan loss provision recorded in either the second quarter of 2015 or 2014.

Total non-interest income for the second quarter of 2015 was $2.6 million; a $0.4 million, or 18.5% increase, compared to the second quarter of 2014.  The primary drivers of the growth included increased gains from the sale of residential mortgage loans and fee contributions from the Company’s fiduciary and wealth management business and service charges on deposit accounts.

Non-interest expense was $7.3 million for the second quarter of 2015, compared with $7.0 million for the second quarter of 2014.  Salaries and employee benefits were essentially unchanged when comparing the second quarter of 2015 to the same period in 2014, reflecting management’s continued emphasis on expense controls.  Non-interest expense for the quarter ending June 30, 2015 included one-time expenses of $0.1 million after-tax of legal and accounting costs related to the pending NEW acquisition and the $0.2 million after-tax make-whole payment made in conjunction with the UFS restructuring transaction.

Balance Sheet Summary

As of June 30, 2015, total assets were $980.6 million compared with $1.0 billion at June 30, 2014, and $1.0 billion at December 31, 2014.  Since June 30, 2014, investment securities decreased $39.7 million to $187.3 million, or 19.1% of total assets at June 30, 2015.  Proceeds received from the sales, payments, or maturities of investment securities were used primarily to fund loan growth and reduce borrowings.  Borrowings declined $49.5 million to $90.3 million at June 30, 2015 from $139.8 million at June 30, 2014.  Over the same time period, total deposits increased to $758.6 million at June 30, 2015, compared to $736.2 million a year earlier.

Total loans rose to $686.0 million at June 30, 2015, an increase of $6.7 million (1.0%) from $679.4 million at December 31, 2014 and $56.2 million (8.9%) from $629.8 million at June 30, 2014.  On a sequential quarter (non-annualized) basis, total loans increased 2.0%.  The year-over-year increase in total loans reflects the Bank's continued emphasis on expanding its commercial lending business, including its professional practice specialty business line. Average commercial and agricultural loans were up $39.5 million for the quarter ending June 30, 2015, compared to the same period a year earlier.  As of June 30, 2015, total loans were 70.0% of total assets compared with 62.7% as of June 30, 2014.

Capital ratios continue to exceed regulatory standards for well capitalized institutions.  The Bank’s strong capital position is evidenced by a Tier 1 leverage ratio of 11.71%, total risk based capital ratio of 15.76%, and a Tier 1 risk-based capital ratio of 14.85% at June 30, 2015.  As of the same date, the shareholder equity-to-assets ratio was 11.1%, compared to 9.66% a year earlier.

During the second quarter of 2015, the Company’s Board of Directors extended its common stock repurchase program (the “Program”), originally established in May 2013, allowing an additional 400,000 shares of its common stock to be repurchased.  In addition, the allotted time period for the repurchase to occur was extended to May 30, 2016.  This increased the total shares authorized for repurchase to 1.2 million shares.  Since inception, 617,500 shares have been repurchased under the Program.  The Program allows the Company to repurchase its shares as opportunities arise at prevailing market prices in the open market or privately negotiated transactions, the extent of such repurchases being dependent upon market conditions and other corporate considerations.

The earnings, ROAE and other performance metrics at June 30, 2015, reflect additional common equity issued during the past 12 months relating to the conversion of $8.2 million of subordinated debentures to 1.645 million shares. The Company’s stockholders’ equity balance of $108.4 million at June 30, 2015 includes the impact of conversion of all of the $9.5 million of convertible debentures issued in 2009 and 2010 to the Company’s common stock.

Asset Quality Summary

Asset quality improved when comparing June 30, 2015 to both December 31, 2014 and June 30, 2014.  Total non-performing assets, including loans and other real estate owned, declined to $8.8 million at June 30, 2015 from $9.4 million at December 31, 2014 and $12.1 million at June 30, 2014.  The ratio of non-performing assets to total assets was 0.90% at June 30, 3015 versus 0.92% at December 31, 2014 and 1.20% at June 30, 2014.

Non-performing loan totals were $4.8 million at June 30, 2015, decreased from $5.2 million at December 31, 2014 and $7.1 million at June 30, 2014.  The ratio of non-performing loans to total loans decreased to 0.70% at June 30, 2015 from 0.85% at March 31, 2015 and 1.12% at June 30, 2014.  The Company’s allowance for loan losses to non-performing loans ratio increased to 145.49% at June 30, 2015, compared to 105.58% at June 30, 2014 and the allowance for loan losses to total loans ratio declined to 1.01% at June 30, 2015, compared to 1.18% at the same date a year prior.

Other

The Company paid a quarterly cash dividend of $0.08 per share during the second quarter of 2015, increased from $0.07 per share paid during the same period in 2014.

As previously disclosed, the Company announced that it had entered into a definitive agreement to purchase NEW in a cash and stock transaction on May 8, 2015.  NEW, headquartered in Kewaunee, Wisconsin, is the parent company of Union State Bank (“Union”), a Wisconsin state-chartered bank, which operates four banking locations in WIsconsin; two in Kewaunee, one in Two Rivers and one in the Green Bay markets.  Founded in 1910, Union provides full-service retail, commercial and agricultural banking as well as wealth management services.  At March 31, 2015, NEW had approximately $87.6 million in total assets, $47.9 million in loans, and $77.4 million in deposits.  The acquisition is expected to be completed in the fourth quarter of 2015.

Baylake Corp., headquartered in Sturgeon Bay, Wisconsin, is the bank holding company for Baylake Bank. Through Baylake Bank, Baylake Corp. provides a variety of banking and financial services from 20 financial centers located throughout Northeast Wisconsin, in Brown, Door, Kewaunee, and Outagamie Counties.

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

This press release contains both financial measures based on accounting principles generally accepted in the United States (GAAP) and non-GAAP based financial measures, which are used where management believes it to be helpful in understanding the Company's results of operations or financial position and in comparing the Company's results of operations and financial position over different periods.  Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this press release.  These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

This news release contains forward-looking statements about the financial condition, results of operations and business of Baylake Corp. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "would," "should," "could" or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the control of Baylake Corp., could cause actual conditions, events or results to differ significantly from those indicated by the forward-looking statements. These factors, which are described in this press release and in the annual and quarterly reports filed by Baylake Corp. with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2014 under "Item 1A. Risk Factors," include certain credit, market, operational, liquidity and interest rate risks associated with the Company's business and operations. Other factors include changes in general business and economic conditions, developments (including collection efforts) relating to the identified non-performing loans and other problem loans and assets, world events (especially those which could affect our customers' tourism-related businesses), competition, fiscal and monetary policies and legislation.

Forward-looking statements speak only as of the date they are made, and Baylake Corp. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Baylake Corp. and Subsidiaries

Summary Financial Data

The following tables set forth selected consolidated financial and other data for Baylake Corp. at the dates and for the periods indicated.  The selected consolidated financial and other data at June 30, 2015 has not been audited, but in the opinion of management of Baylake Corp. reflects all necessary adjustments for a fair presentation of results as of the dates and for the periods covered.

Selected Financial Condition Data (at end of period) June 30, 2015 numbers are UNAUDITED	June 30, 2015	December 31, 2014	June 30, 2014
	(dollars in thousands except per share data)

Total assets	$ 980,580	$ 1,021,623	$ 1,005,374
Investment securities (1)	187,300	208,524	226,962
Total gross loans	686,020	679,357	629,822
Total deposits	758,578	765,542	736,195
Borrowings (2)	90,264	125,324	139,755
Subordinated debentures	16,100	16,100	16,100
Convertible debentures	-	1,650	8,175
Stockholders’ equity	108,406	105,504	97,118
Non-performing loans (3)	4,770	5,155	7,050
Non-performing assets (3)	8,792	9,421	12,103
Restructured loans, accruing	6,816	8,656	8,472

Shares outstanding	9,320,255	9,054,821	7,860,321
Book value per share	$ 11.63	$ 11.65	$ 12.36
Tangible book value per share	$ 10.85	$ 10.84	$ 11.42

	As of and for the Three Months Ended		As of and for the Six Months Ended
	June 30,		June 30,
	(dollars in thousands, except per share data)		(dollars in thousands, except per share data)
Selected Operations Data – UNAUDITED	2015	2014	2015	2014
Total interest income	$ 8,841	$ 8,795	$ 17,484	$ 17,307
Total interest expense	686	949	1,367	1,871
Net interest income before provision for loan losses	8,155	7,846	16,117	15,436
Provision for loan losses	-	-	200	-
Net interest income after provision for loan losses	8,155	7,846	15,917	15,436

Total non-interest income	2,567	2,166	4,958	4,182
Total non-interest expense	7,247	6,994	14,325	13,762

Income before income taxes	3,475	3,018	6,550	5,856
Income tax expense	1,093	859	1,961	1,632
Net income	$ 2,382	$ 2,159	$ 4,589	$ 4,224

Selected Operations Data – UNAUDITED
Per Share Data: (4)
Net income per share (basic)	$ 0.26	$ 0.27	$ 0.50	$ 0.54
Net income per share (diluted)	$ 0.25	$ 0.24	$ 0.49	$ 0.47
Cash dividends per common share	$ 0.08	$ 0.07	$ 0.16	$ 0.14
Book value per share	$ 11.63	$ 12.36	$ 11.63	$ 12.36

Performance Ratios: (5)
Return on average total assets	0.98%	0.88%	0.94%	0.88%
Return on average total shareholders’ equity	8.78%	9.00%	8.59%	8.94%
Net interest margin (6)	3.77%	3.63%	3.71%	3.64%
Net interest spread (6)	3.69%	3.54%	3.64%	3.56%
Efficiency ratio (9)	65.04%	68.72%	66.39%	68.87%
Non-interest income to average assets	1.06%	0.89%	1.02%	0.87%
Non-interest expense to average assets	2.98%	2.87%	2.94%	2.87%
Net overhead ratio (7)	1.92%	1.98%	1.92%	2.00%
Average loan-to-average deposit ratio	90.68%	88.05%	90.11%	87.14%
Average interest-earning assets to average interest-bearing liabilities	125.65%	119.48%	124.76%	119.17%

Asset Quality Ratios: (3)(5)
Non-performing loans to total loans	0.70%	1.12%	0.70%	1.12%
Allowance for loan losses to:
Total loans	1.01%	1.18%	1.01%	1.18%
Non-performing loans	145.83%	105.58%	145.83%	105.58%
Net charge-offs to average loans (annualized)	0.03%	0.01%	0.09%	0.07%
Non-performing assets to total assets	0.90%	1.20%	0.90%	1.20%

	As of and for the Three Months Ended		As of and for the Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Capital Ratios: (5)(8)
Stockholders’ equity to assets	11.06%	9.66%	11.06%	9.66%
Tier 1 common equity (10)	12.93%	n/a	12.93%	n/a
Tier 1 risk-based capital	14.85%	14.16%	14.85%	14.16%
Total risk-based capital	15.76%	16.35%	15.76%	16.35%
Tier 1 leverage ratio	11.71%	10.41%	11.71%	10.41%

Other:
Number of bank subsidiaries	1	1	1	1
Number of banking facilities	20	21	20	21
Number of full-time equivalent employees	251	258	251	258

	As of and for the Three Months Ended		As of and for the Six Months Ended
	June 30,		June 30,
	(dollars in thousands)		(dollars in thousands)
	2015	2014	2015	2014
Efficiency Ratio: GAAP to Non-GAAP reconciliation: (9)
Non-interest Expense	$ 7,247	$ 6,994	$ 14,325	$ 13,762
Less: Payment under UFS tax strategy make-whole agreement	163	-	163	-
Non-interest Expense (non-GAAP)	$ 7,084	$ 6,994	$ 14,162	$ 13,762

Net Interest Income	$ 8,155	$ 7,846	$ 16,117	$ 15,436
Plus: Tax equivalent adjustment relating to tax exempt loans and investment securities	248	263	508	530
Non-interest Income (non-GAAP)	$ 8,403	$ 8,109	$ 16,625	$ 15,966

Non-interest Income	$ 2,567	$ 2,166	$ 4,958	$ 4,182
Less: net gains on sale of investments	78	92	252	161
Less: net gains on disposal of fixed assets	-	5	-	5
Non-interest Income (non-GAAP)	$ 2,489	$ 2,069	$ 4,706	$ 4,016

Efficiency Ratio	67.59%	69.86%	67.97%	70.15%
Efficiency Ratio (non-GAAP) – tax equivalent	65.04%	68.72%	66.39%	68.87%

(1)

Includes securities classified as available for sale.

(2)

Consists of Federal Home Loan Bank advances, federal funds purchased, and collateralized borrowings.

(3)

Non-performing loans consist of non-accrual loans and guaranteed loans 90 days or more past due but still accruing interest.  Non-performing assets consist of non-performing loans and other real estate owned.

(4)

Earnings per share are based on the weighted average number of shares outstanding for the period.  Diluted earnings per share is based on the dilutive effect of shares that would be issued if outstanding stock options were exercised, stock awards were fully vested and promissory notes were converted in addition to the weighted average number of shares outstanding for the period.

(5)

With the exception of end of period ratios, all ratios are based on average daily balances and are annualized where appropriate.

(6)

Net interest margin represents net interest income as a percentage of average interest-earning assets.  Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(7)

Net overhead ratio represents the difference between non-interest expense and non-interest income, divided by average assets.

(8)

The capital ratios are presented on a consolidated basis.

(9)

Efficiency ratio is calculated as follows: non-interest expense less significant, non-recurring expenses divided by the sum of tax-equivalent net interest income plus non-interest income, excluding net investment security gains, net gains on sale of fixed assets and land held for sale and significant, non-recurring income items.  This efficiency ratio is presented on a tax-equivalent basis, which adjusts net interest income for the tax-favored status of certain loans and investment securities.  Management believes this measure to be the preferred industry measurement of net interest income as it enhances the comparability of such income arising from both taxable and non-taxable sources.  However, as calculated, this efficiency ratio is not considered to be in accordance with Generally Accepted Accounting Principles (“GAAP”) and as such, a reconciliation of GAAP to non-GAAP is presented as well.

(10)

Calculated under Basel lll regulations that became effective January 1, 2015.